ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement ("Agreement") is entered into this 8th day of December, 2003, by and among Fellows Energy Ltd., a Nevada corporation ("Fellows"), and Diamond Oil and Gas Corporation, a Nevada corporation ("Diamond"). Fellows is referred to herein as "Buyer" and Diamond is referred to herein as "Seller." Buyer and Seller are called herein collectively the "Parties."

                                    RECITALS

           A. Seller is the owner of certain interests in certain oil and gas leases, which Seller acquired pursuant to the Assignment Agreement ("Assignment") between Diamond and UCM Investment Corporation, a Nevada corporation ("UCM"), dated October 22, 2003, which is attached hereto as Exhibit "A" ; and Seller has entered into negotiations with Thomasson Partners Associates of Denver, Colorado for the acquisition of interests in five additional energy projects as well as for an agreement for project generation and an earn-in agreement with Houston Exploration with respect to an additional six projects.

           B. Seller desires to sell and assign its interests in and obligations concerning those oil and gas leases, and to continue the negotiations with Thomasson Parters Associates in the name of and for the benefit of Buyer, for the consideration and on the terms and subject to the conditions specified in this Agreement.

           C. Buyer desires to purchase those certain interests in and assume those obligations concerning those oil and gas leases, on the terms and subject to the conditions specified in this Agreement.

    NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used in this Agreement have the meanings given such terms in this Article 1 or elsewhere in this Agreement.

         "Affiliate" means (i) with respect to the Seller, any corporation, limited liability company, association, partnership or person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with, the Seller, and (ii) any Seller's officers, directors and shareholders.



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         "Assets" means Seller's right, title and interest in and to the oil and gas leases which are subject of the Assignment between UCM and Seller.

         "Buyer" has the meaning set forth in the preface to this Agreement.

         "Buyer Indemnified Party" has the meaning provided in Article 7.03.

         "Closing" has the meaning set forth in Article 3.04 hereof.

         "Closing Date" has the meaning set forth in Article 3.04 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission (or any successor body thereto).

         "Conveyance Documents" means the Conveyance in the form attached hereto as Exhibit "B", together with those other forms of assignments, bills of sale, deeds and other instruments the Parties agree are necessary or appropriate to convey interest in the Assets or from Seller to Buyer as contemplated by the Assignment.

         "Effective Date" means 7:00 a.m. local time with respect to the Assets on December 8, 2003.

         "Environmental Audit" means an assessment of Seller's compliance with Environmental Laws relative to the Assets consisting of examination of Seller's files and public documents, interviews of personnel of Seller and of other appropriate persons and visual inspection of the Assets.

         "Examination Period" has the meaning set forth in Article 6.02.

         "Governmental Approvals" has the meaning set forth in Article 14.

         "Hydrocarbons" means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, S02, C02, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

         "Indemnifying Party" has the meaning set forth in Article 7.04(a) hereof.

         "Lands" means the lands covered by the Mineral Interests.

         "Leases" means the oil and gas leases or oil, gas, and mineral leases shown in Exhibit "A" hereto or that cover any portion of the area described in such Exhibit.



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



         "Loss" or "Losses" means all damages, payments, penalties, fines, assessments, costs, amounts paid in settlement, obligations, taxes, losses (including reductions in the value of Assets), liabilities, expenses and fees incurred, including court costs and attorneys' fees and expenses and costs of investigating, preparing or defending any action or proceeding, provided, however, that Buyer shall be deemed to have incurred a Loss or Losses only if, and only to the extent that, the cumulative aggregate of all such Loss or Losses attributable to or arising in connection with the portion of the Assets acquired from Diamond exceeds $50,000 or the cumulative aggregate of all such Loss or Losses attributable to or arising in connection with the portion of the Assets acquired from Fellows exceeds $500,000.

         "Mineral Interests" means the interests of Seller in the Leases described in Exhibit A and any mineral interest owned by Seller in and to the lands described in Exhibit "A".

         "Parties" has the meaning set forth in the preface above.

         "Permitted Encumbrances" means, with respect to the Assets, the following:

         (i) liens for taxes not yet due or, if due, being challenged in good faith by appropriate proceedings;

         (ii) materialmen's, mechanics' and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business;

         (iii) easements, rights-of-way, servitudes, permits, surface leases, and other rights granted to or reserved for third parties in respect of surface operations that do not materially interfere with the operation of the portion of the Assets burdened thereby;

         (iv) rights reserved to or vested in any governmental authority to control or regulate any of Wells or Units and all applicable laws, rules, regulations and orders of such authorities.

         (v) liens arising under operating agreements, unitization and pooling agreements, orders and statutes and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business as set forth in Exhibit "A" attached hereto and made a part hereof for all purposes;

         (vi) the terms and conditions of all contracts and agreements relating to the Leases including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, and right-of-way agreements, to the extent such terms and conditions are normal and customary in the oil and gas industry in the area in which the affected Assets are located;

         (vii) royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests that do not decrease Seller's interest, except as specified in the Assignment attached hereto as Exhibit A;



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



         (viii) conventional rights of reassignment requiring notice to the holders of the rights prior to surrendering or releasing a leasehold interest; and

         (ix) the absence of Governmental Approvals other than Governmental Approvals that were applicable to a previous transaction involving the transfer of all or any portion of the Assets but were not complied with at the time of the consummation of such transaction.

         "Purchase Price" has the meaning given set forth in Article 3.01.

         "Records" means all originals, copies, computer tapes and discs, files, records, information or data relating to the Assets in the possession of Seller, or in the possession of any agent for the Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, geologic and geophysical information, drilling reports, well completion reports, drill stem test charts and reports, engineering reports, regulatory reports, and all related materials, insofar as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e. the materials are not subject to a proprietary agreement precluding their transfer to Buyer).

         "Seller" has the meaning set forth in the preface to this Agreement.

         "Seller Indemnified Party" has the meaning given to it in Article 7.02.

         "Shares" means shares of the common stock, $0.001 par value per share, of Fellows.

         "Survival Period" has the meaning set forth in Article 7.01 hereof.

         "Taxes" has the meaning set forth in Article 9.

         "Third Party Claim" has the meaning set forth in Article 7.04(a) hereof.

         "Transfer Requirements" means all consents, approvals, authorizations or permits of, or filings with or notifications to, any third party which must be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement in order (a) for such transactions to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right arising therefrom) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset or any interest therein or portion thereof) as a result of such transactions, or (c) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset or any interest therein or portion thereof (or any right arising therefrom) as a result of such transactions.



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

         "Units" means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the lands subject to the Leases, or any portion thereof, and the units and pooled or communitized areas created thereby.

         "Wells" means wells for the production of Hydrocarbons.

                                    ARTICLE 2
                                SALE AND PURCHASE

         2.01 Assets. Subject to the terms and conditions of this Agreement and in consideration of Buyer's payment to Seller of the Purchase Price as provided in this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to Buyer, the Assets, consisting of Seller's interest in and obligations concerning the oil and gas leases that are the subject of the Assignment, attached hereto as Exhibit "A".

       2.02 Negotiations with Thomasson Partners Associates. In addition to the conveyance of the Assets, as a part of the consideration of the Purchase Price, Seller hereby agrees to conduct all further negotiations with Thomasson Partners Associates in the name and for the benefit of Buyer, including but not limited to the acquisition of interests in the five projects being negotiated directly, the entry into a project generation agreement, and the entry of an earn-in agreement with Houston Exploration with respect to up to six additional projects.

                                    ARTICLE 3
                                 PURCHASE PRICE

         3.01 Purchase Price. In consideration for the sale and conveyance to Buyer of the Assets, subject to the terms and conditions hereof, the Buyer agrees to tender and deliver to the Seller in the manner hereinafter provided Three Million Five Hundred Thousand (3,500,000) shares of Buyer's common stock as consideration (the "Purchase Price"):

         3.02 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Buyer in Cypress California, simultaneously with the execution of this Agreement on December 31, 2003, or at such other place, date and time as the Buyer and the Seller may mutually determine (the "Closing Date").

         3.03 Deliveries at the Closing. At the Closing or as otherwise set forth in Article 11, (i) the Seller will deliver to the Buyer the documents referred to in Article 11.01 below, and (ii) the Buyer will deliver to the Seller the documents referred to in Article 11.02 below.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Article 4.01 are true and correct as of the Closing Date:


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



         (a) Seller is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business and in good standing under the laws of any jurisdiction where the Seller conducts operations.

         (b) Seller has all requisite power and authority to carry on their respective businesses as presently conducted, to enter into this Agreement, to perform their obligations pursuant to this Agreement.

         (c) The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by the Seller at Closing, and the consummation of the transactions contemplated hereby and thereby as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of the Seller. No further authorization is required by any law, statute, regulation, court order or judgment applicable to the Seller. This Agreement constitutes the legal, valid and binding obligations the Seller enforceable in accordance with their respective terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). After Closing, the Seller will have the ability to continue in its same business without a fundamental change in the nature or scope of its business.

         (d) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate, or be in conflict with, any provisions of the Seller's charter documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which the Seller is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of the Assets, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, or (iv) result in any material liability to Buyer under the terms of any contracts or agreements.

         (e) No suit, action or other proceeding is pending before any court or any governmental agency as of the date of this Agreement to which the Seller is a party or which involves the Assets and which might result in a material impairment or loss of the Seller's title to the Assets or that might materially hinder or impede the operation of the Assets or the ability of the Seller to perform its obligations under this Agreement. Seller will promptly give the Buyer notice of any such proceeding arising prior to or after the Closing with respect to which it has notice. The Seller has received no notice of any pending or threatened action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental agency, public board or body against or affecting the Seller or the Assets that questions the powers and authority of the Seller to enter into or perform its obligations under this Agreement or to carry out the transactions on its part described in this Agreement to own and dispose of the Assets.


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



         (f) Prior to the Closing Date, all royalties, rentals and other payments due with respect to the Mineral Interests have been properly and timely paid as prescribed by the Leases governing them. All conditions necessary to keep the Leases in force have been fully performed no notices have been received by Seller of any claim to the contrary and all of the Leases are in full force and effect.

         (g) Prior to the Closing Date, except as specified in the Assignment
(i) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons and containing a "take or pay" or similar provision to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor, and (ii) Seller is under no obligation to reduce its share of production under any balancing agreement or similar contract.

         (h) All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons on the Assets have been properly paid and all such taxes and assessments which become due and payable prior to the Closing Date shall have been properly paid by Seller.

         (i) All laws, regulations and orders of all governmental agencies having jurisdiction over the Assets or operations conducted thereon have, to Seller's knowledge, been and shall continue to be complied with in all material respects until the Closing Date. Seller has obtained all material necessary permits from governmental agencies having jurisdiction in connection with all operations currently conducted with respect to the Assets, including, without limitation, the injection and disposal of salt water, or operations currently conducted thereon and have timely, properly and accurately made and will continue to timely, properly and accurately make all filings required by all governmental agencies with respect to the Assets or operations currently conducted thereon and through the Closing Date.

         (j) Seller has not incurred liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever, except as specified in the Assignment.

         (k) With respect to the Basic Documents (defined below), in all material respects (i) the Basic Documents all are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Seller is not in breach or default with respect to any of its material obligations pursuant to any such Basic Document or any regulations incorporated therein or governing same; (iii) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties, or payments, fees for salt water disposal or injection, and joint interest or other billings under unit or operating agreements) due from Seller thereunder have been made by Seller; (iv) to Seller's knowledge no other party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of their material obligations thereunder; (v) neither the Seller nor, to Seller's knowledge, any other party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial determination of any Basic Document or any provision thereof; and (vi) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and


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



thereby will not result in a breach of, constitute a default under, or result in a violation of the material provisions of any Basic Document and none of the Basic Documents will require, after the Effective Date, that any advance payments be made to any party other than those required under operating agreements. As used herein the term "Basic Documents" shall mean the Leases, partnership, joint venture, limited partnership, farmout, dry hole, bottom hole, operating agreements, acreage contribution, purchase and acquisition agreements, area of mutual interest agreements and salt water disposal and/or injection agreements, servicing contracts, casement and/or right-of-way agreements, surface leases, surface use agreements, unitization or pooling agreements and all other material executory contracts and agreements relating to the Assets, including, without limitation, those contracts and agreements described in
Article 4.01(m) hereto.

         (l) Seller has good and valid title to the Assets; Exhibit "A" contains a list of all Mineral Interests and other mineral estates and interests within the interest in the Leases owned by UCM and assigned to Seller and is true and correct, except as otherwise noted therein; provided, however, that the Assignment to operate the Leases shall be assigned to Buyer with warranties of title by, through and under UCM, Seller and their Affiliates who are predecessors to UCM's title and/or Seller's interest, but not otherwise.

         (m) The Mineral Interests entitle Seller to receive not less than the undivided interest set forth in Exhibit "A" of all indicated hydrocarbons produced, saved and marketed from or attributable to the Leases.

         (n) No portion of the Mineral Interests (1) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used in Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership. For the purpose of this Article 4.01(s) a "tax partnership" is an entity deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code or any similar state or federal statute, rule or regulation, by reason of elections made not to be excluded from the application of such partnership provisions.

         (o) The Seller represents that it has been furnished with such information as Seller may have requested from the Buyer concerning the Buyer, Fellows' common stock and the Shares being delivered hereunder. The Seller further represents that (A) it is an "accredited investor," as defined in Rule 501(a) of the Securities Act of 1933, as amended (the "Securities Act"), and (B) it has had the opportunity to ask questions of and receive satisfactory answers from management of Fellows concerning Fellows, its operations, the matters set forth in the Fellows SEC Documents and an other matters. The Seller acknowledges and agrees that the Shares may not be sold or transferred following the Closing unless either (a) such Shares have been registered under the Securities Act and applicable state securities laws, or (b) the transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws and Fellows shall have been furnished with a written opinion of legal counsel reasonably satisfactory to Fellows to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws. The Seller agrees that the certificates representing the Shares issued pursuant to this Agreement will contain the


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



following restrictive legend: THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR EXEMPTIONS FROM REGISTRATION ARE AVAILABLE. THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE PURCHASE AND SALE AGREEMENT DATED AS OF DECEMBER 8, 2003, AMONG DIAMOND OIL AND GAS CORPORATION AND FELLOWS ENERGY LTD. A COPY OF THE PURCHASE AND SALE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD HOLDER OF THE CERTIFICATE TO DIAMOND OIL AND GAS CORPORATION.

         (p) Seller has provided Buyer with complete and accurate information relating to the Leases and Assets, including without limitation, all applicable agreements relating, appertaining or incidental to the Leases, production history and characteristics. Seller has also provided Buyer with copies of all land files heretofore maintained and belonging to Seller.

         (q) Prior to Closing, Seller shall have made available to Buyer for examination at Seller's office in Las Vegas, Nevada all title and other information relating to the Assets insofar as the same are in Seller's possession and after Closing will cooperate with Buyer in Buyer's efforts to obtain such additional information relating to the Assets as Buyer may reasonably require, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. After Closing, Seller shall cooperate with Buyer in Buyer's efforts to obtain, at Buyers' expense, such additional title information as Buyer may reasonably deem prudent.

         (r) Seller has caused the Assets to be maintained in a good and workmanlike manner consistent with good oilfield practices, has maintained insurance now in force with respect to the Assets, has paid or caused to be paid all costs and expenses in connection therewith, has kept the Leases in full force and effect and has performed and, to the best knowledge of Seller, complied with all the covenants and conditions contained in the Leases and all agreements relating to the Assets.

         (s) During the period between the Effective Date and the Closing, Seller has not entered into any agreements or commitments with respect to the Assets, has not modified or terminated any of the agreements relating to the Assets, including, without limitation, the Basic Documents, has not encumbered, sold or otherwise disposed of any of the Assets other than any personal property which may have been replaced by equivalent property or consumed in the operation of the Assets, and has not voluntarily compromised any amounts payable to the Seller due to casualty loss or any pending or threatened taking related to the Assets.

         (t) Seller has exercised reasonable efforts in safeguarding and maintaining all engineering, geological and geophysical data, reports and maps, contract rights and like information relating to the Assets.

         (u) In the event that as of the Closing Date the Assets are subject to outstanding Governmental Approvals, Seller agrees to indemnify the Buyer Indemnified Party against any Loss or Losses arising by reason of the failure to obtain such Governmental Approvals. Seller represents that it will exercise reasonable efforts to obtain such Governmental Approvals. The indemnity herein provided shall survive the Closing until the required Governmental Approvals have been obtained.



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



         (v) Seller has permitted Buyers' authorized representatives to consult with Seller's and/or any third-party contract operator's agents and employees during reasonable business hours and to conduct on-site inspections, reasonable tests and inventories with respect to the Assets and inspect and examine any and all production and related data, well logs and geological and geophysical data relating to the Assets.

         (w) Prior to the Closing Date, Seller has used reasonable efforts to maintain its relationships with all suppliers, customers and others having business relationships with Seller with respect to the Assets so that such relationships will be preserved for Buyer on and after the Closing Date.

         (x)     There are no Wells located on any of the Lands.

         (y)     There are no underground storage tanks located on any of Lands.

         4.02 Representations and Warranties of Buyer. Fellows represents and warrants to Seller that the statements contained in this Article 4.02 are true and correct as of the Closing Date:

         (a) Fellows is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business and in good standing in the State of California.

         (b) Buyer has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into this Agreement to which it is a party, and to perform its obligations under this Agreement including undertaking the obligations provided for in the Assignment.

         (c) Buyer herewith authorizes George S. Young to negotiate with Seller on its behalf in regard to any matters pursuant to this Agreement at any point prior to Closing, provided, however that Buyer reserves the right to approve any such arrangements upon Closing, including, but not limited to, any additional obligations arising from this Agreement not otherwise provided for in the Assignment.

         (d) The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer at Closing, and the consummation of the transactions contemplated hereby as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of Buyer and no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).



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



         (e) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with any provisions of Buyer's certificate of incorporation, bylaws or governing documents, (ii) constitute a material breach of, or any event of default under, any contract or agreement to which Buyer is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect the ability of Buyer to perform its obligations hereunder, or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

         (f) No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Buyer is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder. Fellows shall promptly notify Seller of any such proceeding arising prior to the Closing with respect to which it receives actual notice.

         (g) Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         (h) Fellows is current with respect to all required reports, schedules, forms, statements and other documents with the Commission. The financial statements of Fellows filed with the Commission for the year ended December 31, 2002, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Fellows and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

         (i) The Shares representative of the Purchase Price to be received by Seller (i) have been duly authorized, and (ii) at the time of their issuance, will be validly issued, fully paid, nonassessable, and not issued in violation of any preemptive rights or any applicable laws, rules or regulations. Such Shares will, upon delivery thereof, be free and clear of all liens, charges, pledges, encumbrances, equities and claims whatsoever other than those created by Seller.

          (j) Buyer will deliver to Seller, prior to the Closing Date, evidence of cancellation of its outgoing management's shares in the amount of Fifty-two Million Six Hundred Thousand (52,600,000) shares. Buyer will have conducted a private placement of Two Million Five Hundred Thousand (2,500,000) shares of its common stock at $1.00 per share, and present evidence of that sale to Seller. Buyer, in its sole discretion, may increase the amount of the private placement by an additional 25% above the Two Million Five Hundred Thousand (2,500,000) shares being offered in the private placement.

         (k) Set forth on Exhibit "4.02(k)" attached hereto and made a part hereof for all purposes is the authorized capitalization of Fellows and the number of shares of its capital stock (or other equity interests) issued and outstanding as of the date hereof.

                                    ARTICLE 5
                  ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

         5.01 Definitions. As used in this Article 5.01:

(a) "Contaminated Site List" means any list, registry, or other compilation established by any Governmental Entity of sites that require or potentially require investigation, removal actions, remedial actions, or any other response under any Environmental Laws or treaty covering environmental matters, as the result of the Release or threatened Release of any Hazardous Materials.

(b) "Environmental Laws" means all laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C.ss.6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss.11011 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Water Pollution Control Act, 33 U.S.C.ss.1251, et seq., the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq., the Comprehensive Environment Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.A.ss.2701 et seq., and any applicable statutes promulgated by the State of Utah or any counties, cities, townships or other jurisdictions located therein.

(c) "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, cleanup, investigative, and/or monitoring costs and any other related costs and expenses), damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and postjudgment interest, attorney fees and other legal fees (A) pursuant to any agreement, order, notice, or responsibility, (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), or (B) pursuant to any claim by a Governmental Entity or other person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred by such Governmental Entity or person pursuant to common law, statute, rule or regulation.

(d) "Environmental Remediation Costs" means all costs and expenses of actions or activities to (A) cleanup or remove Hazardous Materials from the environment,
(B) to prevent or minimize the further movement, leaching or migration of Hazardous Materials in the environment, (C) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (D) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling, and monitoring, for boring, excavation, and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment, and disposal of Hazardous Materials.

(e) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities.

(f) "Hazardous Materials" means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive, materials, petroleum and petroleum products, and any other chemical, pollutant, contaminants substance or waste that is regulated by any Governmental Entity under any Environmental Law.

(g) "Material" or "Material Adverse Effect" for purposes of this Article 5.01 means any matter, response, action, remediation, or other item calling for the payment or expenditure by any Seller or Buyer after the Closing of funds in excess of $50,000 per occurrence, or $500,000 in the aggregate.

(h) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

         5.02 Representations and Warranties. With respect to the Assets, the Seller represents and warrants to Buyer that, to the best of its knowledge:

         (a) With respect to permits and licenses relating to the Assets, (A) all Material licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the current operations on the Assets have been obtained and are in full force and effect, and Seller is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals, (B) no declaration, environmental impact statement, or other filing or notice to any Governmental Entity is required under Environmental Laws as a condition or in connection with the transactions contemplated by this Agreement, and (C) no Environmental Laws impose any obligation upon any Seller, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer of any permit, license, consent, or other Approval which materially is necessary to the operations of the Assets.

         (b) No Governmental Entity has given notice to the Seller of any claim or investigation under or violation of any Environmental Law with respect to the Assets or of any intent to encumber or place a lien under any Environmental Laws upon the Assets. No Material notice or Material restriction has been, or is required to be placed in any deed or other public real property record pursuant to any Environmental Laws with respect to the Assets.

         (c) Except as would not have a Material Adverse Effect and with respect to the Assets or any of the Lands, (A) no oral or written notification of any Release of any Hazardous Materials has been given to any Governmental Entity by or on behalf of Seller, (B) none of the Assets is on (nor has any Seller received any notice from any Governmental Entity that any of the Assets is being considered or proposed for listing on) any Contaminated Site List, (C) none of the Assets is the subject of any judgment, decree or order of any Governmental Entity requiring any investigation, removal, remediation or similar action, or other response under any Environmental Laws, (D) the Seller has not received any notice from any Governmental Entity that it is liable or responsible, or potentially liable or responsible, in any material respect for any removal, remedial, or other similar type action under any Environmental Laws as the result of the Release or threatened Release of Hazardous Materials with respect to the Assets and (E) there is no claim, complaint, investigation, litigation, or administrative proceeding threatened before any Governmental Entity (and to the best of its information and belief, Seller knows of no threatened claim, complaint, investigation, litigation, or administrative proceeding) in which it is asserted by any Governmental Entity or any other person that Seller (x) has violated or is not in compliance with any Environmental Laws with respect to the Assets, (y) is liable for or should be ordered or compelled to undertake any removal, remediation, or other response action as the result of the Release or threatened Release of any Hazardous Materials with respect to the Assets or (z) is liable for damages (including without limitation, damages to natural resources), fines, penalties, or other relief as the result of the violation or noncompliance of any Environmental Laws or as the result of the Release or threatened Release of any Hazardous Materials with respect to the Assets.

         (d) Except where the failure to have such permits and authorizations would not have a Material Adverse Effect, all Hazardous Materials, garbage, refuse, and similar waste materials with respect to the Assets have been transported by Seller only to sites which have proper permits or other authorization from Governmental Entities for the disposal of such materials. To the best knowledge of Seller, no such site to which Hazardous Materials, garbage, refuse, or similar waste materials have been transported for disposal Seller are on any Contaminated Site List.

         (e) Except as would not have a Material Adverse Effect, all operations of Seller with respect to the Assets are in compliance with all Environmental Laws.

         (f) Except as would not have a Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to Seller or the Buyer following the Closing with respect to the Assets.

         (g) Seller does not now own, lease or otherwise operate any disposal sites on the Assets.

                                    ARTICLE 6
                             ENVIRONMENTAL COVENANT

         6.01 Availability of Data to Buyer; Environmental Audit. Prior to the date hereof, Seller has made available to Buyer information which is in the possession or control of Seller or to which Seller has access (other than publicly available information to which Buyer has equal access) and which relates to the environmental condition of the Assets, which information includes, without limitation, information regarding crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; onsite pits and pit closures; on-site burial; land farming; land spreading; underground injection; and on-site solid waste disposal sites. Seller has further delivered to Buyer true and correct copies of its Environmental Reports. No material environmental events have occurred since the dates of these reports.

         6.02 Environmental Assessment. Buyer shall have the right to make an environmental assessment of the Assets during the period beginning on the date of execution of this Agreement and ending ninety (90) days after the Closing Date ("Examination Period"). If during the Examination Period, Buyer determines that operations of Seller or its affiliates with respect to the Assets are not in compliance with all Environmental Laws, without regard to whether Seller has been previously notified of such matter by an applicable authority, then Buyer shall give Seller notice thereof together with an explanation of the environmental problem. Seller shall have five (5) days following such notice to notify Buyer whether Seller elects to (x) remediate, dispose of, restore, or otherwise resolve such environmental problem or lack of compliance in accordance with all applicable laws, rules, and regulations, and to Buyer's reasonable satisfaction, or (y) reduce the consideration to be paid under Article 8.03 (b) by $50,000. Buyer and Seller agree to cooperate with each other in connection with all activities to be conducted hereunder.

                                    ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION

         7.01 Survival of Representations and Warranties. The representations and warranties of (i) the Seller contained in Article 4.01 and Article 5 hereof shall survive the Closing for a period of one year from the Closing Date and
(ii) the representations and warranties of the Buyer contained in Article 4.02 hereof shall survive the Closing for one year from the Closing Date (the "Survival Period").

         7.02 Indemnification Provision for the Benefit of the Seller. In the event the Buyer breaches any of its representations and warranties contained in
Article 4.02 hereof, then the Buyer agrees to indemnify and hold harmless the Seller, any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Seller, and any successor, assign, heir, and executor of any of the foregoing (the "Seller Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Seller, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Buyer shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach. Further, subject to the limitations of the immediately preceding sentence, the Buyer indemnifies, defends and holds the Seller Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the surface of the Fee Tract, or in the soil, groundwater or soil vapor on or under the surface of the Fee Tract subsequent to the Closing Date that is caused by the Buyer or its agents and employees.

         7.03 Indemnification Provision for the Benefit of the Buyer In the event the Seller breaches any of its representations and warranties contained in
Article 4.01 and Article 5 hereof, then the Seller agrees to indemnify and hold harmless the Buyer, any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Buyer, and any successor, assign, heir, and executor of any of the foregoing (the "Buyer Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Buyer, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Seller shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach. Further, subject to the limitations of the immediately preceding sentence, the Seller indemnifies, defends and holds the Buyer Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the surface of the Fee Tract, or in the soil, groundwater or soil vapor on or under the surface of the Fee Tract prior to the Closing date and thereafter, except for the presence of such Hazardous Materials that is caused by the Buyer or its agents and employees.

         7.04     Matters Involving Third Parties.

         (a) If any third party shall notify a Seller Indemnified or Buyer Indemnified Party with respect to any matter which may give rise to a claim for indemnification against Seller or Buyer, as the case may be (the "Indemnifying Party") under this Article 7 or otherwise pursuant to this Agreement, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving service of process in a lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify each Indemnifying Party thereof in writing. Each of the matters described in this
Article 7.04(a) shall be referred to in this Agreement as a "Third Party Claim".

         (b) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon (or constitute an admission of guilt, liability, fault or responsibility for) the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless
(i) the employment thereof has been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party failed to assume the defense and employ counsel.

         (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Article 7.04(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate with such reasonable costs and expenses associated therewith to be borne for the account of the Indemnifying Party.

         (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), unless the Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

         (e) The indemnification obligations of Seller and Buyer, respectively under this Agreement shall include court costs and attorney's fees and expenses and costs of investigating, preparing or defending any action or proceeding with respect to any Third Party Claim.

                                    ARTICLE 8
                             POST CLOSING COVENANTS

         8.01 Certain Obligations of Seller. Seller agrees that, with respect to the period following the Closing:

         (a) RECORDS. On or before five (5) business days after Closing, Seller shall, at Seller's cost, deliver to Buyer, at Buyer's offices in Cypress, California, copies of all Records.

         (b) RETAINED LIABILITIES. Seller retains and shall remain liable and responsible for, and Buyer specifically does not assume, any liabilities and obligations of Seller not related to or arising out of the ownership, use, maintenance and operation of the Assets, whether known or unknown, accrued or contingent and not otherwise specifically set forth in this Agreement.

         8.02 Certain Obligations of Buyer. Buyer agrees that within (30) days following Closing, Buyer shall record those Conveyance Documents necessary to evidence in the public record that Buyer has acquired the Assets and within a reasonable time thereafter, Buyer shall supply Seller with a true and accurate photocopy of the recorded and filed Conveyance Documents. In the event Buyer fails to record any such Conveyance Document within such time period, Seller may, but shall not be obligated to, record such Conveyance Document on Buyer's behalf and at Buyer's cost (for which Buyer will promptly reimburse Seller upon demand).

         8.03     Agreements Regarding the Issuance of Shares.

         (a) SHARE ISSUANCE. Fellows will issue and deliver to the Seller, within thirty (30) days of the Closing Date, Shares representative of the Purchase Price in the amount of Three Million Five Hundred Thousand (3,500,000) shares of its common stock (the "Control Shares").

         (b) TRANSFER RESTRICTIONS. In addition to the transfer restrictions specified in Section 4.01(o) of this Agreement, the Control Shares issued pursuant to this Agreement, shall be subject to the following additional transfer restrictions: (i) none of the Control Shares may be transferred within 15 months of the issuance of such stock to Seller unless registered pursuant to
Section 8.03(c) of this Agreement; (ii) during the time the Control Shares are subject to the restrictions stated within this Section 8.03(b), the Control Shares must be pledged with an attorney licensed to practice in the United States until such time as the restrictions no longer apply. The holder of the Control Shares is strictly forbidden from pledging its shares to a brokerage house or bank.

         (c) REGISTRATION OF SHARES. In the event that Buyer files any registration statements with the SEC to conduct future offerings of its common stock, Buyer shall use its best efforts to include the Control Shares in those registration statements at a rate of Three Hundred Fifty Thousand (350,000) shares per such registration statement filed with the SEC. Upon the effectiveness of any such registration statement, any Control Shares so registered shall be removed from the transfer restrictions contained in Section 8.03(b). Nothing in this section shall be interpreted as requiring Buyer to file any such registration statement. Buyer shall use its best efforts to prepare and file with the SEC all amendments and supplements to the registration statement and the prospectus used in connection with such registration statement necessary to comply with the provisions of the Securities Act of 1933 and to cause such registration statement to become effective. Buyer shall pay all expenses and fees incurred by it in registering the Control Shares. Notwithstanding the foregoing, such holder of the Control Shares shall pay all underwriting discounts or commissions with respect to the Control Shares sold by such holder.

                                    ARTICLE 9
                                EFFECT OF CLOSING

         The following terms, provisions and prorations shall be effective at the Closing:

         (a) REVENUES. All proceeds from accounts receivables, notes receivable, income, revenues, monies and other items attributable to the Assets with respect to any period of time prior to the Effective Date shall belong to and be retained by or paid over to Seller and all necessary reports with respect to such proceeds shall be filed by Seller. All proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time from and after the Effective Date shall belong to and be retained by or paid over to Buyer.

         (b) EXPENSES. All accounts payable and accrued liabilities for costs and expenses attributable to the Assets with respect to any period of time prior to the Effective Date, including excise, severance, and similar taxes based on production or royalties, shall be the obligation of and paid by the Seller, and all necessary reports with respect to such costs and expenses shall be filed by Seller. All production royalties payable to UCM and exploration and drilling expenses as specified in the Assignment, along with any accounts payable and accrued liabilities for direct costs and expenses attributable to the Assets with respect to any period of time from and after the Effective Date shall be the obligation of and be paid by the Buyer.

         (c) AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (the "Taxes") shall be apportioned as of the Effective Date between Buyer and Seller. All such Taxes allocable to periods prior to the Effective Date shall be paid by Seller, and all such Taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of Taxes allocable to periods prior to the Effective Date shall be the property of Seller. Any refunds of Taxes allocable to periods after the Effective Date shall be the property of Buyer. Buyer shall file or cause to be filed all required reports and returns incident to such Taxes which are due on or after the Effective Date, and shall pay or cause to be paid to the taxing authorities all such Taxes reflected on such reports and returns; provided, however, Seller shall promptly reimburse Buyer for any amounts owing by Seller with respect thereto pursuant to this paragraph.

         (d) SALES TAXES, FILING FEES, ETC. Buyer shall be liable for any sales taxes or other transfer taxes, as well as any applicable conveyance, transfer and recording fees, and real estate, transfer, stamp or other taxes imposed upon the sale of the Assets. Seller agrees to use its reasonable best efforts to assist Buyer in obtaining any applicable exemptions to any applicable state sales tax. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly deliver a check to Seller in full payment, and Seller shall deliver said check to the appropriate taxing authorities and shall bear any and all penalties, costs and expenses associated with the failure of Seller to deliver said check.

         (e) OTHER TAXES. All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes), if any, relating to production attributable to the Assets prior to the Effective Date shall be paid by Seller and all such taxes and fees relating to such production attributable to the Assets on and after the Effective Date shall be paid by Buyer.

         (f) PAYMENTS; SHARED OBLIGATIONS. If amounts are received by either Party hereto which, under the terms of this Article 9 belong to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which under the terms of this
Article 9 is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

                                   ARTICLE 10
                            CONFIDENTIALITY AGREEMENT

         Each Party, its Affiliates and its and their directors, officers, employees, agents, representatives, consultants, investors and lenders, agree to keep the terms and conditions of this Agreement and all proprietary and confidential information exchanged between Buyer and Seller in connection with this Agreement, confidential, and to not disclose the existence of this Agreement without the prior written consent of the other Party, which consent may be withheld at either Party's sole discretion, for a period not to exceed one year from the Closing Date. The foregoing restriction shall not apply to disclosures and information which (i) are required to comply with applicable statutes and regulations; (ii) are required to enforce this Agreement; (iii) are required to obtain financing related to the transactions contemplated hereby;
(iv) enter the public domain through a third party who does not thereby breach an obligation of confidentiality; or (v) are made in association with press releases issued in accordance with Article 14.01 hereof.

                                   ARTICLE 11
                                     CLOSING

         11.01 Seller's Closing Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

         (a) CONVEYANCE DOCUMENTS. The Conveyance Documents; and

         (b) DIRECTOR QUESTIONNAIRES. Questionnaires submitted by each of the individuals listed in Section 11.02(d) which shall have been submitted to Fellows' legal counsel, no later than 15 calendar days prior to the Closing Date, a written response to the director questionnaire previously delivered to Diamond, and upon receipt of all such responses Fellows' legal counsel shall prepare and file with the SEC at least 10 calendar days prior to the Closing Date an Information Statement Notice of Change In Control and of a Majority of Directors pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Diamond shall have the opportunity to review and provide comments to such Information Statement prior to its filing with the SEC.

         (c) CONSENT OF UCM TO THE AGREEMENT. Prior to Closing, Seller will obtain and cause to be attached hereto as Exhibit 11.01 (c), UCM's consent to Buyer's purchase of Diamond's rights and obligations concerning the Assets as set forth in the Assignment between Diamond and UCM dated October 22, 2003, as set forth in this Agreement.

           11.02 Buyer's Closing Obligations. Buyer shall deliver to Seller or cause to be delivered to Seller at Closing:

         (a) SHARES. A certificate or certificates in definitive form representing the Shares to be issued pursuant to Article 3.01 and

         (b) EVIDENCE OF FUNDS RAISED. Bank statements or other satisfactory evidence of Buyer having completed the placement of a minimum of Two Million Five Hundred Thousand shares (2,500,000) of its common stock at $1.00 per share; and
         (c) CANCELLATION OF OUTGOING MANAGEMENT'S SHARES. A resolution duly executed authorizing the cancellation of the Fifty-two Million Six Hundred Thousand shares (52,600,000) currently held by Buyer's outgoing management in exchange for consideration to be determined by the Seller and the Buyer's Board of Directors. Such resolution shall be accompanied by all necessary documents to complete the cancellation of those shares; and

         (d) SECTION 14(f) COMPLIANCE. Fellows will cause to be prepared and filed (Form 14-F-1) and will provide, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of Fellows in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with Fellows listed opposite their names below:

                           George S. Young: Chairman of the Board;
                           Chief Executive Officer
                           Steven Prince: Vice President; Director


                                   ARTICLE 12
                         CASUALTY LOSS AND CONDEMNATION

         If, prior to the Closing Date, all or any portion of the Assets are destroyed by fire or other casualty or are taken in condemnation or under right of eminent domain or proceedings for such purpose are pending or threatened in writing, Buyer may elect to purchase such Assets or portions thereof notwithstanding any such destruction, taking or pending or threatened taking (without reduction in the Purchase Price with respect thereto), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties (including insurers) by reason of the destruction or taking of such Assets, and shall assign, transfer and set over unto Buyer all of Seller's right, title and interest in and to any unpaid awards or other amounts due from third parties (including insurers) arising out of the destruction, taking or pending or threatened taking of such Assets or portions thereof. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to the Assets or portions thereof without first obtaining the written consent of Buyer.

                                   ARTICLE 13
                              GOVERNMENTAL CONSENTS

         At the Closing and Option Closing, if any, Seller shall execute and deliver to Buyer such assignments of federal, state and Indian leases as require consent to assignment, on the forms required by the governmental or tribal agency having jurisdiction thereof. Buyer shall promptly file for and obtain the necessary approvals for such assignments. Until such approvals (the "Governmental Approvals") are obtained, Seller shall continue to hold governmental title to such leases as nominee for Buyer.

                                   ARTICLE 14
                                  MISCELLANEOUS

         14.01 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing or Option Closing, if any, without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         14.02 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         14.03 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

         14.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         14.05 Headings. The section or Article headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

         14.07 Legal Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's fees from the nonprevailing party. Each Party shall pay their respective legal costs associated with the negotiation and drafting of this Agreement.

         14.08 Exhibits. All exhibits and schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

         14.09 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by written instrument executed by the Party waiving the compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by either Party of any condition or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         14.10 Further Assurances. After the Closing and Option Closing, if any, each of the Parties will execute, acknowledge, and deliver to the other such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

         14.11 Resignation as Operator, etc. At the Closing, Seller shall execute and deliver to Buyer appropriate letters resigning as the Operator of any of the Assets that Seller is operating and other appropriate documents concerning transfer of operations. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator; provided, however, that Seller agrees to use its reasonable best efforts to assist Buyer in becoming successor operator.

         14.12 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO SELLER:

Diamond Oil and Gas Corporation
101 Convention Center Drive, Suite 700
Las Vegas, Nevada  89109
Tel: 720.308.6109

IF TO BUYER:

Fellows Energy Ltd.
9323 Vista Serena
Cypress, California 90630
Tel:  714. 220.1806
Fax:  714.826.1143

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         14.13 Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement and in Conveyance Documents delivered pursuant to
Article 11.01(a), the Parties hereto make no, and disclaim any, representation or warranty whatsoever, whether express or implied. Each Party hereto disclaims all liability and responsibility for any other representation, warranty, statement, or communication (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information, or advice that may have been provided to any such Party by any officer, stockholder, director, partner, member, manager, employee, agent, consultant, representative, or contractor of such disclaiming Party or its Affiliates or any engineer or engineering firm, or other agent, consultant, or representative) wherever and however made. Without limiting the generality of the foregoing, Seller makes no representation or warranty as to (a) the amount, value, quality, or deliverability of petroleum, natural gas, or other reserves attributable to the Assets or any portion thereof, or (b) any geological, engineering, or other interpretations or economic evaluations. SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (I) MERCHANTABILITY, (II) FITNESS FOR ANY PARTICULAR PURPOSE, (III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (IV) CONDITION OF THE LEASES OR ASSETS THAT ARE THE SUBJECT OF THIS AGREEMENT. The Parties agree that the preceding disclaimers of warranty are "conspicuous" disclaimers for purposes of any applicable law, rule, or order.

         14.14 Seller's Liabilities Several and Not Joint. Notwithstanding anything herein contained to the contrary, it is understood and agreed that the obligations and liabilities of Seller hereunder are several, and not joint or joint and several, with respect to that portion of the Assets owned by Diamond and UCM, respectively. More specifically, it is understood and agreed that:

            (a) The representations and warranties set forth in Article 4.01, the environmental representations and warranties set forth in Article 5.01, the environmental covenant set forth in Article 6.01, the indemnification provision for the benefit of Buyer set forth in Article 7.03 and the post-closing covenants set forth in Article 8.01 shall bind Diamond insofar and only insofar as the same pertain to the Assets included therein; and

            (b) The representations and warranties set forth in Article 4.01, the environmental representations and warranties set forth in Article 5.01, the environmental covenant set forth in Article 6.01, the indemnification provision for the benefit of Buyer set forth in Article 7.03 and the post-closing covenants set forth in Article 8.01 shall bind UCM insofar and only insofar as the same pertains to the Assets included therein.

Furthermore, no default by one Seller under this Agreement shall affect in any way the right of a non-defaulting Seller to enforce this Agreement by appropriate proceedings at law or in equity.

         14.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         14.16 No Third Party Beneficiaries. Except as provided for in Article 7 hereof with respect to the rights of an Indemnified Party, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

         14.17 Construction. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated thereunder, unless the contexts requires otherwise. The word "including" shall mean including, without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, but effective for all purposes as of the Effective Date.

BUYER:

FELLOWS ENERGY LTD.

By:         /s/  John R. Muellerleile
            ---------------------------------------
            John R. Muellerleile
Its:        President


SELLER:

DIAMOND OIL AND GAS CORPORATION

By:         /s/  George S. Young
            ---------------------------------------
            George S. Young
Its:        President

              LIST OF EXHIBITS

EXHIBIT A Assignment of Interest in Oil & Gas Leases between UCM and Diamond, Description of Leases and of the Mineral Interests
EXHIBIT B Conveyance Documents
EXHIBIT 4.02(k) Capitalization of Fellows
EXHIBIT 11.01(c) Consent of UCM

EXHIBIT A


               ASSIGNMENT OF INTEREST IN OIL AND GAS LEASES UNDER
                            EARN IN OPTION AGREEMENT

         This Assignment of Interest in Oil and Gas Leases is made this 22nd day of October 2003 by and between UCM Investment Corporation, a Nevada corporation, as assignor ("UCM" and/or "Assignor") and Diamond Oil and Gas Corporation, a Nevada corporation, as assignee ("Diamond" and/or "Assignee").

         In consideration of the mutual promises and covenants of the parties made herein, UCM hereby assigns all of its right, title, interest and obligations relating to the oil and gas leases described in Exhibit A attached hereto (the "Leases") to Diamond, on the terms and conditions described below.

1. UCM reserves to itself from the assignment made herein a 2% overriding gross royalty from the entire oil and gas production achieved by Diamond, Diamond's affiliates, Diamond's associates and/or any entity under the Leases which are the subject of this Assignment. This 2% overriding gross royalty from the entire oil and gas production achieved by Diamond shall be calculated from a gross production number from the Leases and shall be and remain non-dilutive in any and all of its forms. 2. Diamond hereby covenants and agrees that:

         (a) Diamond shall arrange and pay for all title work and legal due diligence reasonably necessary to be performed prior to commencing any drilling.

         (b) Diamond shall arrange for and finance any and all permitting, drilling and other expenditures required to develop the Leases and take them into production, in the event they are proven to be economically feasible. In arranging financing, Diamond may assign any of its rights hereunder to a financially responsible assignee, subject to the approval of UCM, with such approval not to be unreasonably withheld.

         (c) In order to maintain its interest in the Leases, Diamond must expend the following sums in exploration drilling on or before the dates specified. In the event Diamond fails to make any of such expenditures by the dates specified, all rights, title and interests assigned hereunder shall terminate and be of no further force of effect at the option of UCM and shall immediately revert to UCM.

              June 15, 2004                               $  1,200,000
              January 20, 2005 an additional              $  1,000,000
              January 20, 2006 an additional              $    800,000

         (d) Diamond shall make available to UCM all data and information generated from any exploration and drilling, and shall provide complete core analysis for coal quality, ash, BTU content, moisture content and roof and floor conditions to allow UCM to evaluate the coal for leasing purposes, also, including gas desorption tests to evaluate the gas content.

         (e) From and after the date hereof, the Assignee will assume, perform, and discharge all of the obligations and liabilities of the Assignor in respect of the Leases, and agrees to indemnify and save harmless the Assignor from and against all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to the Assignor) made or claimed against or suffered or incurred by the Assignor resulting from or arising out of or in connection with the failure by the Assignee to assume, perform, and discharge as aforesaid.

         (f) In addition to the foregoing, Diamond shall indemnify and hold harmless UCM from and against any and all liability relating to operations or reclamation on the Leases.

         (g) Diamond shall assume all of UCM's obligations under the Leases and shall fully satisfy the same, and hereby pledges all of its interest received herein from UCM to and for the benefit of UCM as security for the full and complete performance on all of its obligations and covenants made herein.

3.       Diamond hereby represents and warrants that:

         (a) The execution, delivery and performance of this Assignment is not in contravention of or conflict with any agreement or undertaking to which Assignee is a party.

         (b) The execution and delivery of this Assignment and the performance of the provisions of this Assignment are not in contravention of or in conflict with any law or regulation or any term or provision of Assignee's Articles of Incorporation or Bylaws and are duly authorized and do not require the consent or approval of any governmental agency or other authority; and this Assignment is the valid and legally enforceable obligation of Assignee in accordance with the terms of this Assignment.

4. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):



               If to Assignor:             UCM Investments, Inc.
                                           Suite 2101, 323 Jervis Street
                                           Vancouver, British Columbia
                                           V6C 3P8  Canada

               If to Assignee:             Diamond Oil & Gas Corporation
                                           101 Convention Center Drive
                                           Suite 700
                                           Las Vegas, Nevada
                                           89109  U.S.A.

All notices given by electronic means shall be confirmed by delivering to the party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of four (4) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

5. All agreements, representations and warranties made herein shall survive the execution and delivery hereof.

6. The term "Assignment" or "this Assignment" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed or if later amended or supplemented, then, as so amended or supplemented. Assignor and the Assignee agree that this Assignment shall be modified only by a written agreement duly executed by persons authorized to execute agreements on their behalf.

7. This Assignment shall obligate Assignee, its successors and assigns, and shall inure to the benefit of Assignor, its successors and assigns.

8. This Assignment has been executed in and shall be governed by the laws of the State of Nevada.

9. The Assignee and Assignor acknowledge and agree that this Assignment is the complete and exclusive statement of the mutual understanding of the parties and that it supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Assignment.

IN WITNESS WHEREOF, Assignee and Assignor have caused this Assignment to be signed in their names by their duly authorized representatives on the dates specified opposite their signatures.


Dated this 22nd day of October 2003

UCM Investments Corporation                  Diamond Oil and Gas Corporation


Date: October 22, 2003                          Date: October 22, 2003

By  /s/ Peter Lee                            By  /s/ George S. Young
   ----------------------------------           ---------------------------

Its     President                            Its     President
   ----------------------------------           ---------------------------

                                    EXHIBIT A

          To Assignment of Interest between UCM Investment Corporation
                       And Diamond Oil and Gas Corporation



  Utah School and Institutional Trust Lands Administration Oil and Gas Leases

                                      48330
                                      48331
                                      48332
                                      48333
                                      48334
                                      48335
                                      48336
                                      48337
                                      48338
                                      48339
                                      48340
                                      48341
                                      48342
                                      48344

EXHIBIT B  CONVEYANCE DOCUMENTS


The Parties agree that the following documents will be recorded with the appropriate jurisdictions:



         o The Asset Purchase and Sale Agreement between Diamond and Fellows dated December 8, 2003;
         o Assignment of Interest in Oil & Gas Leases between UCM and Diamond, including a Description of Leases and of the Mineral Interests ("Leases"), dated October 22, 2003; and
         o Any underlying leases and documents in the chain of title to the Leases not previously recorded with the appropriate jurisdiction.

EXHIBIT 4.02(k)  CAPITALIZATION OF FELLOWS


The authorized capitalization of Fellows and the number of shares of its capital stock (or other equity interests) issued and outstanding as of December 8, 2003:

Authorized:  100,000,000 shares
Issued & Outstanding: 87,853,150 shares

EXHIBIT 11.01(c) CONSENT OF UCM



                             CONSENT OF ASSIGNMENT


The undersigned, Peter Lee, as President and on behalf of UCM Investment Corp. ("UCM"), hereby consents to the assignment of the rights and obligations of Diamond Oil and Gas Corporation ("Diamond") pursuant to its Assignment Agreement dated October 22, 2003, with Diamond to Fellows Energy Ltd., assignee ("Fellows"), as set forth in the Asset Purchase and Sale Agreement dated December 8, 2003, between Diamond and Fellows.

UCM Investment Corp.





By:   /s/ Peter Lee                                January 5, 2004
      --------------------------
      Peter Lee
Its:  President